THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

                            ENDORSEMENT APPLICABLE TO
                    CREDITS APPLIED TO ANNUITY ACCOUNT VALUE


When issued with this Endorsement, this Certificate or Contract, as applicable, provides for an amount, referred to as a "Credit," to be allocated to your Annuity Account Value on the Transaction Date of each Contribution.

Credits

Each credit is a percentage of the Contribution to which it relates and is allocated pro rata to the Investment Options in the same proportions as such Contribution. If you exercise your right to cancel this Certificate, or Contract, as applicable, under the ["Ten Days to Cancel"] provision (described on the cover page) the amount payable will be reduced by the amount of the Credit. [However, the amount payable will reflect any investment gain or loss which applies to the Credit.]

The applicable Credit Percentage is determined from the following table:

           FIRST YEAR TOTAL CONTRIBUTION          CREDIT PERCENTAGE APPLIED TO
                 RECEIVED                                CONTRIBUTIONS
           -----------------------------          ----------------------------
           [Less than $250,000]                             [4%]
           [$250,000 to $999,999.99]                        [5%]
           [$1 million and greater]                         [6%]

If an Expected First Year Contribution Amount is indicated in the Data Pages:

      If an Expected First Year Contribution Amount is indicated in the Data Pages, the amount indicated will be used initially to determine your Credit Percentage from the above table. If an additional Contribution received during the First Contract Year brings your First Year Total Contributions to a level that qualifies you for a higher Credit Percentage, the higher Credit Percentage will be applied to all Contributions, and an adjustment for prior Credits will be made on the Transaction Date of such additional Contribution. The amount of such adjustment will be equal to the difference in the Credit Percentages multiplied by the total Contributions to which the lower rate had been applied. This amount will be allocated among the Investment Options in the same proportion as such additional Contribution. On the first Contract Anniversary Date, we will compare your Expected First Year Contribution Amount indicated in the Data Pages to the actual amount you contributed in the first Contract Year. If the credit percentage applicable to the First Year Total Contributions is less than the credit percentage applied based on the Expected First Year Contribution Amount indicated in the Data Pages, we will recover an amount equal to the difference in the Credit Percentages multiplied by the total Contributions to which the higher rate had been applied.


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If an Expected First Year Contribution Amount is not indicated in the Data
Pages:

      If an Expected First Year Contribution Amount is not indicated in the Data Pages, the amount of the initial Contribution will be used initially to determine your Credit Percentage from the above table. If an additional Contribution received during the First Contract Year brings your First Year Total Contributions to a level that qualifies you for a higher Credit Percentage, the higher Credit Percentage will be applied to all Contributions, and an adjustment for prior Credits will be made on the Transaction Date of such additional Contribution. The amount of such adjustment will be equal to the difference in the Credit Percentages multiplied by the total Contributions to which the lower rate had been applied. This amount will be allocated among the Investment Options in the same proportion as such additional Contribution.


[If you made any withdrawals during the first Contract Year, the Credit Percentage will be based on First Year Net Contributions and we will recover any excess Credit amount on the first Contract Date Anniversary. First Year Net Contributions are equal to Contributions minus withdrawals (and any related withdrawal charges) during the first Contract Year. The amount recovered will be equal to the difference between Credits that were actually applied and the Credits that would have been applied based on First Year Net Contributions. Recovery will be made pro-rata from amounts in your Investment Options on the first Contract Date Anniversary. On and after the first Contract Date Anniversary, the Credit Percentage in effect will be the Percentage based on First Year Net Contributions.]


The Credit Percentage applied to each Contribution after the first Contract Year will be the Credit Percentage in effect on the first Contract Anniversary Date.



/s/Edward D. Miller                            /s/Pauline Sherman
---------------------------------------        ------------------------------
Edward D. Miller                               Pauline Sherman
Chairman and Chief Executive Officer           Senior Vice President, Secretary
                                               and Associate General Counsel




No. 20001TRBNS                          -2-